Maxus Realty Trust, Inc.
104 Armour Road
North Kansas City, Missouri 64116

September 8, 2006

Dear Shareholder:

On Tuesday, September 5, 2006, The Board of Trustees of Maxus Realty Trust, Inc. (the “Trust”) approved amendments to the Trust’s First Amended Optional Stock Dividend Plan (as amended, the “Plan”). A copy of the Plan (with the amendments) is enclosed with this letter. The Plan requires that it may be amended by the Trust and the Plan agent at any time by mailing to each participant a notice at least 30 days prior to the effective date of the amendments.

The amendments to the Plan provide that each participant holding less than at least one full share of the Trust’s stock will be deemed no longer to be a participant in the Plan, and the Trust will pay in cash the value of any such fractional Share held in such Participant’s account in exchange for automatic cancellation of the fractional share. Each such participant will receive from the Trust the average market price of a share of the Trust’s stock (the “Average Market Price”) on the date such fractional shares are sold for the participant for the cancellation of such fractional share. The Average Market Price on such date will be the average of the closing prices of a round lot of the Trust’s shares traded on the principal securities market (“Market”) on which the shares are traded (as determined by the Trust) (i) on the last eighteen Market trading days, ending on the Market trading day immediately preceding the date such participant holds less than one share (or the effective date of the amendments if such participant holds less than one share on the effective date of the amendments) or (ii) in the event there were fewer than three days of those eighteen days on which at least a round lot of the Trust’s shares was traded, on the last three Market trading days immediately preceding the date such participant holds less than one share (or the effective date of the amendments if such participant holds less than one share on the effective date of the amendments) on which at least a round lot of shares was traded.

Participants may terminate participation in the Plan by (i) completing and sending AST the transaction request form attached to the bottom of the Participant’s statement of account, (ii) visiting AST’s website at www.amstock.com or (iii) calling visiting AST’s toll-free number (1-877-253-6845). To be effective for any dividend payment, such notice must be received at least two business days prior to the payment date for such dividend payment.

The amendments to the Plan will become effective on October 13, 2006. If you would like to terminate your participation in the Plan prior to the effectiveness of the amendments, please send notice of your termination to AST at the following address: American Stock Transfer & Trust Company, P.O. Box 922, Wall Street Station, New York, New York 10269-0560. If you have any questions concerning the Plan, please contact AST toll free at 1-877-253-6845 or visit AST’s website at www.amstock.com.

Sincerely,

/s/ David L. Johnson
David L. Johnson
Chairman of the Board, President and
Chief Executive Officer

SECOND AMENDED OPTIONAL STOCK DIVIDEND PLAN

1.  Participants: Agency; Application of Cash Dividends and Voluntary Contributions. As Agent for participating Shareholders (the “Participants”) in this Second Amended Optional Stock Dividend Plan (the “Plan”), formerly known as the Dividend Reinvestment Plan, American Stock Transfer & Trust Company (“AST”) will receive all dividends paid on the Shares of Common Stock, par value $1.00 (the “Shares”), of Maxus Realty Trust, Inc. (formerly Nooney Realty Trust, Inc.) (the “Trust”) held by each Participant (“Participant’s Shares”), including dividends paid on any full or fractional Shares acquired under the Plan.

In order to become a Participant, a Shareholder of the Trust must elect to participate in the Plan and be accepted by the Trust.

On each cash dividend payment date for the Participant’s Shares, the Corporation will issue and deliver to AST on behalf of Participants, after deduction of any applicable withholding tax, the number of Shares distributed as stock dividends, computed in the manner described below. Such additional Shares will, in turn, be entitled to the benefit of subsequent stock dividends under the Plan.

Each Participant’s account with AST will be credited with that number of Shares, including fractions thereof computed to three decimal places, which is equal to the aggregate cash dividends (after deduction of any applicable withholding tax) which would otherwise be payable on such Participant’s Shares and on all Shares held by AST under the Plan with respect to such Participant divided by the applicable Average Market Price (as hereinafter defined).

The average market price (the “Average Market Price”) on any dividend payment date will be the average of the closing prices of a round lot of Shares traded on the principal securities market (“Market”) on which the Shares are traded (as determined by the Trust) (i) on the last eighteen Market trading days, ending on the Market trading day immediately preceding the applicable dividend payment date for the Shares or (ii) in the event there were fewer than three days of those eighteen days on which at least a round lot of Shares was traded, on the last three Market trading days immediately preceding the applicable dividend payment date for the Shares on which at least a round lot of Shares was traded.

Each Participant holding less than at least one full Share will be deemed no longer to be a participant in the Plan, and the Trust will pay in cash the value of any such fractional Share held in such Participant’s account in exchange for automatic cancellation of the fractional Share. Each such Participant will receive from the Trust the average market price of a Share (the “Average Market Price”) on the date such fractional shares are sold for the participant for the cancellation of such fractional Share; provided, however, the Average Market Price on such date for purposes of the cash value of the fractional Share will be the average of the closing prices of a round lot of the Shares traded on the Market (i) on the last eighteen Market trading days, ending on the Market trading day immediately preceding the date such fractional shares are sold (or the effective date of this paragraph if such Participant holds less than one Share on the effective date of this paragraph) or (ii) in the event there were fewer than three days of those eighteen days on which at least a round lot of the Shares was traded, on the last three Market trading days immediately preceding the date such Participant holds less than one Share (or the effective date of this paragraph if such Participant holds less than one Share on the effective date of this paragraph) on which at least a round lot of Shares was traded. No additional charge will be incurred by each such Participant in connection with the cancellation of a fractional Share.

2.  Risk of Market Price Fluctuations. Neither the Trust nor AST shall have any responsibility or liability as to the value of the Trust’s Shares or any change in the value of the Shares acquired for the Participants’ accounts.

3.  Proxy Matters. AST will distribute to Participants proxy solicitation material received by it from the Trust which is attributable to Shares held in the Plan. AST will vote any Shares that it holds for the account of a participant in accordance with the Participant’s written instructions. If a Participant gives a proxy to persons representing the Trust’s management covering Shares registered in the Participant’s name, such proxy will be deemed to be direction to AST to vote the full Shares in the Participant’s account in like manner. If a Participant does not direct AST as to how the Shares should be voted or does not give a proxy to persons representing the Trust’s management covering these Shares, AST will vote said shares.

4.  Statements of Account. AST will mail to each Participant a statement of account describing, among other things, (a) the number of additional Shares to which such Participant became entitled by reason of the dividend payment, (b) the calculation of the Average Market Price in connection with the dividend payment and (c) as of a date following such dividend payment date, the total number of Shares standing to the credit of such Participant in the Plan held for the account of such Participant by AST as soon as practicable after each dividend payment date (and also as soon as practicable after investment of funds resulting from the sale of rights described in Paragraph 9). No Share certificate will be issued to a Participant for Shares credited to an account until the account is terminated, unless the Participant requests otherwise. Such requests must be made by completing and sending AST the transaction request form attached to the bottom of the Participant’s statement of account. No certificates will be issued for fractional Shares.

5.  Administration Fees. Except for fees and brokerage commissions payable by Participants upon termination of an account as described in Section 8 below, Participants will pay no brokerage commissions in connection with Shares issued under the Plan, and all administrative charges for the operations of the Plan by AST will be paid by the Trust, except as provided in Paragraphs 4 and 8.

6.  No Checks or Drafts. No Participant shall have any right to draw checks or drafts against his or her account or to give instructions to the Trust or AST, except as expressly provided herein.

7.  Income Taxes. It is understood that the election to receive stock dividends does not relieve a Participant of any income tax which may be payable on such dividends.

8.  Termination. A Participant may terminate an account at any time by (i) completing and sending AST the transaction request form attached to the bottom of the Participant’s statement of account, (ii) visiting AST’s website at or (iii) calling AST’s toll-free number (1-877-253-6845). To be effective for any dividend payment, such notice must be received at least two business days prior to the payment date for such payment. The Trust may terminate a Participant’s individual participation in the Plan, and the Trust may terminate the Plan itself at any time by written notice mailed to a Participant, or to all Participants, as the case may be, at the address or addresses shown on their account or such more recent address as a Participant may have furnished to AST or the Trust in writing.

Upon termination of the Plan, or upon termination of an individual participation (except as provided below), AST will send to each Participant a certificate or certificates evidencing the whole Shares of the Trust standing to such Participant’s account and, as soon as is practicable, will pay in cash the value of any fractional Shares standing to the credit of a Participant’s account based on the Average Market Price prevailing on the last preceding dividend payment date. A Participant who terminates his or her participation in the Plan may either request AST to send a certificate or certificates for the full Shares in the account, or may request that AST sell all or part of such Shares and deliver the net proceeds, after deduction of any applicable brokerage commission, to the Participant. In the absence of a specific request, AST will issue a certificate for the full Shares and a check for the value of any fractional Share. A service charge of $15.00, plus a brokerage commission of $0.10 per Share, will be charged by AST to a Participant in connection with each termination of a Participant’s individual participation in the Plan.

If a Participant disposes of all Shares registered on the books of the Trust in his name and has not instructed AST as to the disposition of his Shares held in the Plan, AST will, by written notice mailed to the Participant, determine from the Participant the disposition to be made of the Shares in the Participant’s account with AST. If AST does not receive instructions from the Participant in such a case, it may, in its discretion, terminate the Participant’s further participation in the Plan or continue to reinvest the dividends paid on the Shares in the account until otherwise notified in writing.

9.  Stock Dividends; Rights Offerings. Any stock dividend or stock split declared by the Trust on Shares held by AST for Participants will be credited to the Participants’ accounts without charge. In the event that the Trust makes available to its Shareholders the right to purchase additional Shares, debentures or other securities, such rights accruing on the Shares held by AST for Participants will be sold and the proceeds of the sale will be promptly applied to the purchase of additional Shares of the Trust for the

Participants’ accounts; provided that a Participant who wishes to exercise such rights may, by written request received by AST prior to the record date for such rights, obtain a certificate for the full Shares in the Participant’s account so that such rights to purchase additional Shares accruing to those certificates will flow directly to the Participant. If the Trust declares a stock dividend, stock split or any corporate action, then the Trust reserves the right to either curtail or suspend transaction processing until the completion of any stock dividend, stock split or corporate action.

10.  Trust and AST Liabilities. Neither the Trust nor AST shall be liable hereunder for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (i) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death, and (ii) with respect to the time and the prices at which Shares are issued or sold for a Participant’s account.

11.  Participant Change of Address; Notices. Each Participant agrees to notify AST promptly in writing of any change of address. Notices to the Participant may be given by letter addressed to the Participant at his or her last address of record with AST.

12.  Amendment. This Plan may be amended or supplemented by an agreement between AST and the Trust at any time, including but not limited to an amendment to the Plan to substitute a new Bank to act as agent for the Participants, by mailing an appropriate notice at least 30 days prior to the effective date thereof to each Participant at his or her last address of record. Such amendment or supplement shall be deemed to have been conclusively accepted by each Participant, except by those Participants from whom AST receives written notice of termination prior to the effective date thereof.

13.  Choice of Law. This Plan shall be governed by the laws of the State of Missouri.

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